Exhibit 23

- Consent of Independent Registered Public Accounting Firm -

Board of Directors and Stockholders

First Community Bankshares, Inc. and Subsidiary

Bluefield, Virginia

We consent to the incorporation by reference in the registration statements pertaining to the 2012 Omnibus Equity Compensation Plan (Form S-8, No. 333-183057, as amended) and the Employee Stock Ownership and Savings Plan (Form S-8, No. 333-63865, as amended) of First Community Bankshares, Inc. and Subsidiary of our reports dated March 13, 2020, with respect to the consolidated financial statements of First Community Bankshares, Inc. and Subsidiary and the effectiveness of internal control over financial reporting, which reports appear in First Community Bankshares, Inc. and Subsidiary’s 2019 Annual Report on Form 10-K.

/s/ DIXON HUGHES GOODMAN LLP

Asheville, North Carolina

March 13, 2020